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                                                          OMB APPROVAL
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--------                                          OMB Number:  3235-0104
 FORM 3                                           Expires: SEPTEMBER 30, 1998
--------                                          Estimated average burden
                                                  hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Abbott      William        W.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)                 Acorn Products, Inc. (ACRN)      (Month/Day/Year)
     (Last)     (First)     (Middle)            June 23, 1997            ----------------------------------------------------------
         6923 Greentree Drive              ----------------------------  5. Relationship of Reporting        7. Individual or
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer               Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)              (check Applicable
                                              Person (Voluntary)           X                                      Line)
     Naples       Florida    34108                                       ----- Director   -----  10% Owner        X  Form filed by
--------------------------------------     ----------------------------  ----- Officer    -----  Other (specify  --- One Reporting
      (City)      (State)      (Zip)                                     (give title below)             below)       Person

                                                                               ---------------------------           Form filed by
                                                                                                                 --- More than one
                                                                                                                    Reporting Person

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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see instruction 5(b)(7).                                    SEC 1473 (7/96)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriva-
                                    Year)                                             Deriva-       tive
                                                                                      tive          Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:
                                                                                       /s/ William A. Abbott           June 13, 1997
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
NA9716100691+

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